STW Resources uses oilfield-originated technology to desalinate golf course water

Paul Wiseman | Posted: Wednesday, January 9, 2013 8:45 pm

With the state's water crunch hitting producers and municipalities alike, it is no surprise that the technology used to solve one group's problems can be used for the other as well. So it happens that the greens, fairways and water hazards at Midland's Ranchland Hills Golf Club will soon benefit from technology that comes by way of oilfield water treatment processes.

Stanley Weiner, CEO of Midland-based STW Resources, said his company won the opportunity to install a system that will treat up to 700,000 gallons of brackish water each day through a bidding process in which their design prevailed over two other bidders. STW's system, according to Weiner, "was the most economical to operate and returned a higher percentage of fresh water from the brackish water source." Installation is expected to be complete by no later than the end of January.

Ranchland's new owners, Kevin Leary and John Morrow, instituted the bidding process as part of a major overhaul of the entire country club.

Indeed, Ranchland's wells are 1,800 feet deep, in the brackish Santa Rosa aquifer that is below the fresh water aquifer used by most individuals and municipalities. There was not enough flow in the standard aquifer to supply the needs of an 18-hole golf course. Because of the water's high salinity, said Leary, Ranchland is currently spending significant money on chemicals designed to keep salt buildup off the roots of grass, trees and other plants. Even though STW's equipment will be costly and will require maintenance, part of its cost will be offset in the reduction of chemical purchases.

The system currently being installed at Ranchland is similar to, but not exactly the same as, the system used to clean up produced oilfield water. Salinity is not the main issue in produced water, whereas it is the main concern for Ranchland. Weiner said, "It uses a proprietary technology included in it, that's ours, and it's also got a proprietary chemical combination," that allows the system to recover a higher percentage of water, at a lower cost, than most desalination systems. Water coming from this treatment is like rainwater, according to Weiner.

In fact, said Weiner, so much dissolved content is removed that certain amounts of minerals must be mixed back into the water before being distributed to Ranchland's pipes. Water that is too pure is highly corrosive as it tries to dissolve whatever it comes into contact with.

The idea for it came to Weiner almost a year ago, when he was demonstrating the oilfield system just south of Midland. "Through that test we figured out another technology that can be utilized to do this," he recalled.

Its only byproduct is a small amount of extremely brackish water, some of which will go into the city sewer system and some of which Ranchland will use to fill its water hazards.

Improving the water was important to Leary and Morrow, who bought Ranchland in the summer of 2012, because it was integral to their other improvement plans. The wells, while plentiful at one million gallons per day, contained 3,500 ppm TDS (total dissolved solids). This is more than eight times the 420 PPM level at which water is usually considered "very hard."

Leary said they needed to go to treated water "because of the type of bent grass greens we brought in last year." As stated, the new system will save Ranchland a lot of money on chemicals used to battle the effects of the salt. While neither party would list the cost of the STW system, Leary stated that Ranchland is spending approximately $1.5 million overall on bringing the golf course up to PGA standards.

Both Leary and Weiner pointed out that this system will allow Ranchland to continue to use otherwise unusable water, saving the main aquifer for public use.

On the question of whether STW's system could be used on a large scale for cities and industries, Weiner's answer is already a resounding "Yes." He is already in negotiations with certain municipalities to start doing just that. He feels that the STW system can operate at a per-gallon cost that is less than most municipalities are being charged by CRMWD, "especially when you add in the fact that they will not have to build pipelines to do this," he said.

Paul Wiseman can be reached at fittoprint@sbcglobal.net.